Exhibit 99.1

ARCH CAPITAL GROUP LTD.

ANNOUNCES PRICING OF PUBLIC OFFERING OF COMMON SHARES

HAMILTON, BERMUDA, MARCH 22, 2004 – Arch Capital Group Ltd. [NASDAQ: ACGL] announced today that it has set the price of the public offering of 4,425,000 of its common shares at $40.00 per common share.  The Company has granted the underwriters a 30-day option to purchase an additional 663,750 common shares to cover over-allotments.  The closing of the offering is scheduled to occur on or about March 26, 2004.  No selling shareholders are participating in this offering.

Arch Capital Group expects to use the net proceeds from its sale of common shares for general corporate purposes, including contributions to the capital of its wholly owned insurance and reinsurance subsidiaries to support their underwriting activities.

The offering is being led by Merrill Lynch & Co. and Credit Suisse First Boston as joint book-running managers.  Goldman, Sachs & Co., Banc of America Securities LLC, JPMorgan and Fox-Pitt, Kelton are co-managers for the offering.

Arch Capital Group Ltd., a Bermuda-based company with over $1.9 billion in capital, provides insurance and reinsurance on a worldwide basis through its wholly owned subsidiaries.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

A registration statement relating to the common shares has previously been filed with, and declared effective by, the Securities and Exchange Commission.  Any offer, if at all, will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement.

When available, copies of the prospectus relating to this offering may be obtained from Merrill Lynch & Co., 4 World Financial Center, New York, NY 10080 and

Credit Suisse First Boston LLC, Prospectus Department, One Madison Avenue, New York, NY 10010.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of Arch Capital Group Ltd. and its subsidiaries (collectively, the “Company”) may include forward-looking statements which reflect the Company’s current views with respect to future events and financial performance. Forward-looking statements involve the Company’s current assessment of risks and uncertainties, which may cause actual events and results and prospects to differ materially from those expressed or implied in these statements. Certain information regarding such risks and uncertainties is set forth in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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Contact:	Arch Capital Group Ltd.
John D. Vollaro
(441) 278-9250